EXHIBIT  23.2




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 22, 2001, except as to the adoption of Statement of Financial Accounting Standards No. 142 described in
Note 2 which is as of January 1, 2002, relating to the financial statements of Kansas City Southern, which appears in Kansas City Southern's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


Kansas City, Missouri
August 1, 2003